Exhibit 99.1

Vringo Reports 2011 First Quarter Results

Earnings Conference Call Scheduled for Today, May 16th, at 10:00 am Eastern

NEW YORK — May 16, 2011 — Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile video applications and video ringtones, today announced financial results for the first quarter ended March 31, 2011.

Q1 2011 Financial and Operational Highlights and Subsequent Events

•	Increased Q1 2011 revenue to $147,000, a 390% increase as compared to $30,000 in Q1 2010, and a 77% sequential increase as compared to $83,000 in Q4 2010.

•

Net loss of $1.1 million for Q1 2011, as compared to approximately $2.0 million in Q1 2010, an improvement of 45%, relating to non-cash income and expenses due to the issuance and valuations of equity instruments.

•	Finished the quarter with $3.6 million in cash and cash equivalents.

•	Announced the signing of a non-binding letter of intent to acquire the assets of m-Wise (OTC: MWIS), a platform provider for mobile content management, delivery and monetization.

•	Launched commercial video ringtone services in India with Hungama, a content aggregator that has relationships with 15 Indian mobile operators covering over 500 million potential subscribers.

•	Received notice of issuance for second U.S. patent.

•	Developed three new software platforms for mobile video in addition to its award-winning video ringtone platform: Video ReMix, Fan Loyalty and FacetonesTM.

•	Launched paid beta program for FacetonesTM on the Android Market.

•	Increased global subscriber base by more than 36% in 2011 to date, primarily due to sizable demand in Malaysia.

“The first quarter was a great start for the year for Vringo,” said Jon Medved, Chief Executive Officer. “We continue to expand our reach and launch our services in sizable new markets such as India. Our subscriber base has continued to grow. We have developed and are launching additional software platforms, in addition to our original video ringtone flagship product, with major partners and brands worldwide. Most importantly we have demonstrated our intent to further grow our business through acquisitions with the proposed m-Wise transaction.”

Andrew Perlman, Vringo’s President, said, “We are excited to be among the companies creating new products and services in the fast-growing mobile video applications arena. Since the beginning of 2011, we and our partners launched our new video services including FacetonesTM, Video ReMix and our new Fan Loyalty service. We look forward to dramatically ramping up these new services and other revenue sources over the coming quarters.”

Mr. Medved concluded, “Mobile video is a great market in which to be focused, with firms such as CISCO projecting mobile video data usage to rise by a 108% compound annual growth rate from 2009 to 2014. With our new robust mobile video platforms and partnerships in place, we believe we are well-positioned to capitalize on the growing demand for mobile video in emerging markets and around the world.”

Q1 2011 Operational Highlights

•

Announced a non-binding letter of intent to acquire substantially all of the assets of m-Wise, Inc. (OTC BB MWIS). m-Wise provides a platform used by leading content owners and service providers to manage, deliver and monetize mobile entertainment, content and applications. The m-Wise mobile software as a service (SaaS) platform powers over three million daily mobile service transactions world-wide, and m-Wise has performed over one billion mobile transactions in the aggregate since it was founded in March 2000. The m-Wise platform has been utilized in over 300 applications across more than 50 mobile networks by more than 50 international content and media providers. The transaction is subject to a number of closing conditions.

•

Received our second U.S. patent notice of issuance relating to a method for installing personalized software applications allowing for personalized app installations without modifying or invalidating the securely signed application file.

•

Announced non-exclusive world-wide license granted to ASUSTek Computer Inc. to embed our video ringtone application onto ASUS’ Android mobile phone handsets and distribute our video ringtone application in Singapore, Malaysia and Indonesia.

•

Announced the launch of its new mobile, music Video Remix platform on the Apple App Store for iPhone and iPod Touch allowing artists and brands to take their existing audio-visual content and transform it into a customizable app experience on an interactive video “soundboard”. The initial launch of this platform was with Nappy Boy Enterprises, the music company of the rap artist T-Pain.

•

Commercially launched our video ringtone platform service with Orange U.K., one of the U.K.’s largest mobile communications companies, with the U.K. being one of the most robust and advanced telecommunications markets in the world

•

Announced the signing of an agreement with The Carphone Warehouse, the U.K.’s largest independent mobile phone retailer, to offer our video ringtone platform to its smartphone customers. Under the agreement, The Carphone Warehouse will add the application to its *SparkXL app which will be offered with all Android smartphones as part of The Carphone Warehouse’s “Walkout Working” initiative.

Post-Quarter Events

•

Launched with Hungama in India, one of the world’s fastest-growing mobile markets with over 750 million mobile users. Hungama is the largest source of digitally available Bollywood and South-Asian entertainment content in the world. The Vringo-Hungama service is currently available to a potential 500 million subscribers on 15 different Indian cellular operators including Reliance, BhartiAirtel and Tata. Vringo will also make available Hungama content through its existing services in the UK, UAE and Malaysia.

•

Released FacetonesTM product to paid beta on the Android Market. This product will automatically create an automated video slide show of friends’ photos from social networking sites and then plays this slide show each time a user makes or receives a call. FacetonesTM will initially generate content from Facebook®, the world’s leading social media site, providing for a significantly enhanced mobile experience for people who use social media as a means of communication. We expect to integrate FacetonesTM with other social networks and photo sites, as well as to develop additional platforms, in the near future.

•

Preloaded our video ringtone platform on the INQ Cloud Touch social smart phone with The Carphone Warehouse and Best Buy U.K. We believe this agreement with the U.K.’s largest independent mobile phone retailer will further support the introduction of our platform to a wider audience as well as the recent launch of our paid service with Orange U.K.

•

Increased our global subscriber base by more than 36% in 2011 to date, primarily due to sizable demand in Malaysia, where we have 245,000 subscribers, or approximately 5% penetration of our partner’s data-connected subscriber base.

Conference Call

Vringo will host a conference call today, May 16, 2011, at 10:00 am Eastern. During the call, management will discuss Vringo’s quarterly operating performance and financial results.

The teleconference can be accessed by dialing 877-407-8031 when calling within the United States or 201-689-8031 when calling internationally. Please dial in 10 minutes prior to the beginning of the call. There will be a playback available until May 23, 2011. To listen to the playback dial 877-660-6853 when calling within the United States, or 201-612-7415 when calling internationally and use account number: 286, in conjunction with replay ID number: 372675.

The conference call will be simultaneously webcast and available at: www.trilogy-capital.com/autoir/vrng_autoir.html

About Vringo

Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile video services and video ringtones. With its award-winning video ringtone application and other mobile software platforms, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s core mobile application, which is compatible with more than 400 handsets, enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call. Vringo has been heralded by The New York Times as “the next big thing in ringtones” and USA Today said Vringo’s application has “to be seen to be believed.” Vringo has launched its service with various international mobile operators, holds licensing deals with over 40 major content partners and maintains a library of more than 12,000 video ringtones for users in various territories. For more information, visit: http://ir.vringo.com.

For more information about how video ringtones work, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Company Contact:

Vringo, Inc.

Jonathan Medved, CEO

646-525-4319 x 2501

jon@vringo.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

Toll-free: 800-592-6067

info@trilogy-capital.com Darren Minton, President

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except share and per share data)

	Three months ended March 31,		Cumulative from inception to March 31,
	2011	2010	2011
	U.S.$	U.S.$	U.S.$
Revenue	147	30	378

Costs and Expenses*
Cost of revenue	25	34	236
Research and development	519	587	11,260
Sales and marketing	621	481	9,240
General and administrative	665	194	7,169

Total operating expenses	1,830	1,296	27,905

Operating loss	(1,683)	(1,266)	(27,527)

Non-operating income	712	—	2,130
Interest and amortization of debt discount expense	(110)	(654)	(5,242)
Non-operating expenses	(10)	(57)	(169)
Loss on extinguishment of debt	—	—	(321)

Loss before taxes on income	(1,091)	(1,977)	(31,129)

Income tax expense	(18)	(20)	(47)

Net loss for the period	(1,109)	(1,997)	(31,176)

Basic and diluted net loss per common share	(0.19)	(5.44)	(27.07)

Weighted average number of shares used in computing basic and dilutive net loss per common share	5,724,253	366,782	1,151,706

*	The amount recorded for the three month period ended March 31, 2011 and 2010 and the cumulative period from inception include $131, $77 and $1,182, respectively, to related parties.

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	March 31, 2011	December 31, 2010
	U.S.$	U.S.$
Current assets
Cash and cash equivalents	3,567	5,407
Prepaid expenses and other current assets	106	168
Accounts receivable	136	80
Short-term deposit (restricted)	—	20

Total current assets	3,809	5,675

Long-term deposit	9	9

Property and equipment, at cost, net of $402 and $393 accumulated depreciation and amortization as of March 31, 2011 and December 31, 2010, respectively	175	178

Deferred tax assets—long-term	27	27

Total assets	4,020	5,889

Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands except share and per share data)

	March 31, 2011	December 31, 2010
	U.S.$	U.S.$
Current liabilities
Deferred short-term tax liabilities, net	50	50
Accounts payable and accrued expenses*	390	421
Accrued employee compensation	374	358
Accrued short-term severance pay	—	178
Current maturities of venture loan	1,317	1,262

Total current liabilities	2,131	2,269
Long-term liabilities
Accrued severance pay	181	178
Venture loan	1,560	1,911
Derivative liabilities on account of warrants	1,062	1,770

Total long-term liabilities	2,803	3,859

Commitments and contingencies
Deficit in stockholders’ equity
Preferred stock, $0.01 par value per share; 5,000,000 authorized; none issued and outstanding as of March 31, 2011 and December 31, 2010	—	—

Common stock, $0.01 par value per share 28,000,000 authorized; 5,673,253 and 5,405,080 issued and outstanding as of March 31, 2011 and December 31, 2010 respectively	57	54

Additional paid-in capital	30,205	29,774

Deficit accumulated during the development stage	(31,176)	(30,067)

Total deficit in stockholders’ equity	(914)	(239)

Total liabilities and deficit in stockholders’ equity	4,020	5,889

*	Amounts recorded as of March 31, 2011 and December 31, 2010 includes $0 and $20 to a related party, respectively.